AMENDMENT TO INVESTMENT ADVISORY AGREEMENT

This Amendment to the Investment Advisory Agreement, dated as of July 10, 2013, as amended, by and between Olive Street Investment Advisers, LLC (the “Adviser”) and Bridge Builder Trust (the “Trust”), on behalf of the series of the Trust indicated on Schedule A to the Investment Advisory Agreement, is entered into as of the 9th day of June, 2017 by and between the Adviser and the Trust, on behalf of the series of the Trust indicated on Schedule A to this Amendment (each, a “Fund” and collectively, the “Funds”).  All capitalized terms used, but not defined, herein shall have the meanings given to them in the Advisory Agreement (as defined below).

WITNESSETH:

WHEREAS, the Adviser and the Trust, on behalf of the Funds, have entered into an Investment Advisory Agreement dated as of July 10, 2013, as amended (the “Advisory Agreement”), pursuant to which the Adviser renders investment advisory services to each Fund pursuant to the terms and conditions of the Advisory Agreement;

WHEREAS, pursuant to the terms of the Advisory Agreement, the Adviser has retained one or more Sub-Advisers to render portfolio management services to each Fund pursuant to investment sub-advisory agreements between the Adviser and each Sub-Adviser (each, a “Sub-Advisory Agreement”) and the Adviser has agreed to pay the compensation due to the Sub-Advisers under the Sub-Advisory Agreements;

WHEREAS, the Adviser and the Sub-Advisers have agreed to amend the Sub-Advisory Agreements for the purpose of adding the Trust, on behalf of the applicable Fund(s), as a party to the Sub-Advisory Agreements for the sole purpose of paying the compensation due to the Sub-Advisers under the Sub-Advisory Agreements;

WHEREAS, Section 9.(a) of the Advisory Agreement sets forth the terms and conditions with respect to the compensation payable by each Fund to the Adviser for the services rendered to such Fund pursuant to the Advisory Agreement;

WHEREAS, in light of the fact that the Funds will be responsible for the compensation paid to the Sub-Advisers under the amended Sub-Advisory Agreements, the Adviser and the Trust desire to amend Section 9.(a) of the Advisory Agreement to provide that, with respect to any sub-advisory fees that are paid directly by a Fund to the Fund’s Sub-Advisers, the Fund’s obligation to pay the Adviser under the Advisory Agreement shall be reduced by an amount equal to such sub-advisory fees paid directly by the Fund; and

WHEREAS, pursuant to Section 23 of the Advisory Agreement, the Advisory Agreement may be amended only by a written instrument signed by the Adviser and the Trust, on behalf of each applicable Fund.

NOW THEREFORE, in consideration of the foregoing and the mutual covenants herein contained, the parties hereby agree as follows:

1.	Amendment. Section 9.(a) of the Advisory Agreement is hereby deleted and replaced with the following:

(a)  The Fund shall pay to the Adviser, and the Adviser agrees to accept, as full compensation for all services furnished or provided to such Fund pursuant to this Agreement, an annual management fee at the rate set forth in Schedule A to this Agreement.  Provided that for the purposes of compensation payable to the Adviser under this Agreement, the Fund’s obligation to pay the Adviser under this Agreement shall be reduced by an amount equal to any sub-advisory fees paid by the Fund directly to the Sub-Advisers of the Fund.

2.
Governing Law.  This Amendment shall be governed by, and construed in accordance with, the laws of the State of Delaware without giving effect to the conflict of laws principles thereof; provided that nothing herein shall be construed to preempt, or to be inconsistent with, any federal law, regulation or rule, including the 1940 Act and the Advisers Act and any rules and regulations promulgated thereunder.

3.
Amendments.  Except as specifically amended hereby, the Advisory Agreement shall continue in full force and effect in accordance with its terms.  This Amendment shall not itself be amended except as part of any future amendment to the Advisory Agreement effected in accordance with the terms thereof.

4.
Severability and Entire Agreement.  If any provision of this Amendment shall be held or made invalid by a court decision, statute or rule, or shall be otherwise rendered invalid, the remainder of this Amendment shall not be affected thereby. This Amendment embodies the entire agreement and understanding between the parties hereto, and supersedes all prior agreements and understandings relating to this Amendment’s subject matter.  The Trust is entering into this Amendment with the Adviser on behalf of the respective Funds severally and not jointly, with the express intention that the provisions contained in each numbered Section hereof shall be understood as applying separately with respect to each Fund as if contained in separate agreements between the Trust and Adviser for each such Fund.

5.	Captions. The captions in this Amendment are included for convenience of reference only and in no way define or limit any of the provisions hereof or otherwise affect their construction or effect.

6.
Counterparts. This Amendment may be executed simultaneously in two or more counterparts, each of which shall be deemed an original, but all of which together shall constitute one and the same instrument.

[SIGNATURE PAGE FOLLOWS]

IN WITNESS WHEREOF, the parties have caused this Amendment to be executed by their officers designated below as of the day and year first written above.

BRIDGE BUILDER TRUST on behalf of the series listed on Schedule A hereto	OLIVE STREET INVESTMENT ADVISERS, LLC

By: /s/ Ryan T. Robson	By: /s/ Ryan T. Robson
Name: Ryan T. Robson	Name: Ryan T. Robson
Title: President	Title: President

Signature Page to the
Amendment to the Investment Advisory Agreement

Schedule A

Series of Bridge Builder Trust

Bridge Builder Core Bond Fund

Bridge Builder Core Plus Bond Fund

Bridge Builder Municipal Bond Fund

Bridge Builder Large Cap Growth Fund

Bridge Builder Large Cap Value Fund

Bridge Builder Small/Mid Cap Growth Fund

Bridge Builder Small/Mid Cap Value Fund

Bridge Builder International Equity Fund